UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2016

MRC GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35479	20-5956993
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fulbright Tower 1301 McKinney Street, Suite 2300, Houston, TX		77010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 294-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in a Form 8-K previously filed on August 13, 2014, Rory Isaac, Senior Vice President – Business Development, will retire from MRC Global Inc. (the “Company”) on April 1, 2016 (rather than at the end of 2016 as previously disclosed), and will receive the benefits described in the prior Form 8-K, which is herein incorporated by reference. In addition, Mr. Isaac will remain eligible to receive an annual bonus for 2016, subject to actual performance. The Company will retain Mr. Isaac through December 31, 2016 to consult with the Company on the Company’s online product catalog and other projects that the Company may designate from time to time for which Mr. Isaac will be paid a fee of $33,958 per month.

The Company has appointed Robert Stein to succeed Mr. Isaac as the Senior Vice President – Business Development, effective April 1, 2016.

The Company has eliminated the position of Senior Vice President – US Operations and reduced its North American regions from four regions (Canada, Western US, Gulf Coast US and Eastern US) to two regions, eliminating one regional vice president position. In connection with these changes, Scott Hutchinson, Senior Vice President – US Operations has been asked to retire from the Company effective April 1, 2016. As of that date, the Company has appointed Todd Moss to be Senior Vice President – Operations—West US & Canada and Karl Witt to be Senior Vice President – East US & Gulf Coast. Both of them will report to the chief executive officer. Grant Bates, formerly Senior Vice President – Canada, QHSE & Operational Excellence will now assume the duties of Senior Vice President – Operational Excellence & Chief Information Officer. The Company has eliminated the position of Vice President & Chief Information Officer, and Mr. Bates has assumed this role.

As a result of the elimination of his position and consistent with his 32 years of service with the Company, Mr. Hutchinson will receive separation benefits consisting of the following:

•	18 months of separation pay of $52,735 per month
•	18 months of company-paid COBRA reimbursement for health and dental insurance
•	Paid, unused vacation
•	Eligibility to receive an annual bonus for 2016 in an undetermined amount, subject to actual performance

Mr. Hutchinson will be deemed “retired” under the provisions of his various equity grants, which will continue to vest in ordinary course, subject to continued compliance with restrictive covenants contained in the grant agreements. He will retain 6,438 shares of the February 2016 grant of restricted stock units and 6,438 shares of the February 2016 grant of performance share units (at target) that he would have otherwise forfeited due to his separation of employment and will also be deemed “retired” with respect to those grants. In addition, the Company will retain Mr. Hutchinson through December 31, 2016 to consult with the Company on the Company’s enterprise resource planning software implementation project for the International segment and other projects that the Company may designate from time to time for which Mr. Hutchinson will be paid a fee of $31,020 per month.

To receive these benefits, Mr. Hutchinson will be required to:

•	Provide the Company with a release of claims
•	Confirm his covenant not to compete with the Company for 18 months
•	Confirm his covenants not to solicit the business of Company customers or employment of Company employees for 18 months
•	Agree to cooperate with the Company in any investigations or disputes arising during the time the Company employed him

The Company expects to record a first quarter 2016 pre-tax charge of approximately $1.4 million in connection with these actions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRC GLOBAL INC. (Registrant)

March 2, 2016	/s/ Daniel J. Churay
(Date)	Daniel J. Churay
Executive Vice President – Corporate Affairs, General Counsel & Corporate Secretary